CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-114423 on Form N-1A of our report dated October 25, 2024, relating to the financial statements and financial highlights of the Pioneer Short Term Income Fund, appearing in Form N-CSR of Pioneer Short Term Income Fund for the year ended August 31, 2024, and to the references to us under the headings “Financial highlights” in the Prospectus and “Independent registered public accounting firm” and “Financial statements” in the Statement of Additional Information, which are part of such Registration Statement.

Boston, Massachusetts

December 19, 2024